Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:

Heide Erickson

Capella Education Company

612.977.5172

Heide.Erickson@capella.edu

Media Contact:

Mike Buttry

Capella Education Company

612.977.5499

Mike.Buttry@capella.edu

Capella Education Company reports second quarter 2011 results

Revenue up 1.2 percent; earnings per share up 13 cents; operating margin of 22.5 percent of revenue

MINNEAPOLIS, July 26, 2011 - Capella Education Company (NASDAQ: CPLA), a provider of online post-secondary education through its wholly owned subsidiary Capella University, today announced financial results for the three months ended June 30, 2011.

“During the second quarter, we continued to position Capella for long-term growth by focusing on learner success, transforming our marketing strategy, strengthening and expanding our core product offerings and thoughtfully diversifying beyond our core offerings,” said Kevin Gilligan, chairman and chief executive officer of Capella Education Company. “The current market environment remains challenging. However, we are encouraged by the high ratings our learners continue to give their experience at Capella, the early results of our new marketing strategy and stabilizing new enrollment conversion rates. Our focus is on building a long-term sustainable value proposition for our shareholders that is based on the academic and career success of our learners.”

For the three months ended June 30, 2011:

•	Revenues increased 1.2 percent to $106.4 million, compared to $105.2 million in the second quarter of 2010. Total active enrollment decreased 1.5 percent to 38,072.

•	New enrollment growth decreased by 41.6 percent from second quarter 2010.

•

Operating income increased by 6.3 percent to $23.9 million, compared to $22.5 million for the same period in 2010. Operating margin was 22.5 percent, compared to 21.4 percent for the second quarter 2010.

•	Net income for the second quarter of 2011 was $15.5 million, compared to $14.6 million for the same period in 2010.

•	Diluted net income per share was $0.99, compared to $0.86 for the same period in 2010.

For the six-month period ended June 30, 2011:

•	Revenues increased by 5.5 percent to $217.8 million, compared to $206.4 million for the same period in 2010.

•

Operating income for the six-month period ended June 30, 2011 was $46.4 million, or 21.3 percent of revenue, compared to $45.7 million, or 22.1 percent of revenue during the same period in 2010. This included a $1.9 million one-time charge related to a workforce reduction during the six-month period ended June 30, 2011.

•	Net income was $30.1 million or $1.89 per weighted average number of diluted shares outstanding, compared to $29.7 million or $1.75 per share for the same period in 2010.

On June 2nd, the Department of Education released final gainful employment rules which establish minimum loan repayment and debt-to-income standards that certain programs must meet in order to retain eligibility for student assistance programs under Title IV of the Higher Education Act.

“We believe our programs will meet the requirements under the new gainful employment regulations,” Gilligan said.

Balance Sheet and Cash Flow

As of June 30, 2011, the Company had cash, cash equivalents, and marketable securities of $172.6 million, compared to $193.2 million at December 31, 2010, and no debt for the same periods.

Cash flow from operations for the six months ended June 30, 2011 was $45.0 million compared to $43.5 million in the same period a year ago, an increase of 3.5 percent.

Share Repurchase

The Company repurchased approximately 1.0 million shares of Capella stock for total consideration of $52.9 million during the six-month period ended June 30, 2011. In the second quarter 2011, the Company repurchased approximately 529,000 shares of Capella stock for total consideration of $25.6 million. The remaining authorization as of the end of the second quarter is $60.0 million.

Outlook

For the third quarter ending Sept. 30, 2011, revenue is expected to decline 2.5 to 4.0 percent and total enrollment is expected to decline by about 6 to 8 percent compared to third quarter 2010. The operating margin is anticipated to be approximately 13 to 14 percent of total revenue for the third quarter of 2011. While re-registration of existing learners is expected to remain strong, new enrollment growth is expected to decline in the third quarter of 2011 by approximately 30 percent from third quarter 2010.

“Capella’s strong balance sheet and significant cash position provide us with the flexibility to continue to invest in learner success, to drive long-term sustainable growth and to continue our aggressive share repurchase program,” said Steve Polacek, senior vice president and chief financial officer. “While we are committed to controlling costs, we are continuing our instructional, course room and learner services investments and, due to timing, expect marketing and promotional expenses to increase during the third quarter.”

Forward-Looking Statements

Certain information in this news release does not relate to historical financial information, including statements relating to our future prospects and our expectations regarding our revenues, enrollment, and operating performance, and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions investors not to place undue reliance on any such forward-looking statements, which are based on information available at the time those statements are made or management’s good faith belief as of that time with regard to future events, and should not be read as a guarantee of future performance or results. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company undertakes no obligation to update its forward-looking statements to reflect events or circumstances arising after such date.

Among these risks and uncertainties are any failure to materially comply with the extensive regulatory framework applicable to us, including compliance with Title IV of the Higher Education Act and the regulations thereunder; complying with new U.S. Department of Education rules, including those regarding incentive compensation, state authorization, and gainful employment; maintaining our business in accordance with regional and specialized accreditation standards and state and regional regulatory requirements; changes in the administration, funding and availability for Title IV programs; responding to any additional governmental inquiries into our financial aid practices; attracting and retaining high quality, academically prepared learners; updating and expanding the content of existing programs and developing new programs; the review of our business and financial aid practices by governmental authorities, including action by Federal Student Aid on the final audit report of the Office of Inspector General of the U.S. Department of Education arising out of its ongoing compliance audit of Capella University; changes in applicable federal and state laws and regulations and accrediting agency policies, including as a result of current U.S. Department of Education rulemaking and recent Congressional review of our industry; maintaining and expanding existing commercial relationships with employers and developing new such relationships; effectively instituting changes in our marketing and brand management approach and with the use of aggregators; improving our conversion rates; our failure to keep up with advances in technology important to the online learner experience; our ability to successfully indentify and integrate acquisitions; complying with regulations applicable to our international operations; our use of business technology to accurately store, process and report relevant data; changes in student enrollment including new enrollments and learner persistence; effectively implementing cost reductions in our business; managing increases in our expenses; and risks associated with the overall competitive environment and general economic conditions.

Other factors that could cause the company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in our most recent Form 10-K and Form 10-Q on file with the Securities and Exchange Commission and other documents filed by the company with the Securities and Exchange Commission.

Conference Call

Capella will discuss its second quarter 2011 results and outlook during a conference call scheduled today, July 26, 2011, at 9:00 a.m. Eastern time (ET). To participate in the live call, investors should dial 866.385.4179 (domestic) or 702.928.7882 (international) at 8:50 a.m. (ET), conference ID# 77975608. The webcast, including the accompanying presentation, will be available on the Capella Education Company Web site at www.capellaeducation.com. A replay of the call will be available starting on July 26, 2011 through Aug. 2, 2011, at 800.642.1687 (domestic) or 706.645.9291(international), conference ID# 77975608. It will also be archived at www.capellaeducation.com in the investor relations section for 60 days.

About Capella Education Company

Founded in 1991, Capella Education Company is a national leader in online education and parent company of Capella University, a regionally accredited* online university. Capella University offers online graduate degree programs in business, counseling, education, health administration, homeland security, human resource management, human services, information technology, nonprofit management and leadership, nursing, psychology, public administration, public health, public safety, and social work, and bachelor’s degree programs in business, information technology, nursing, psychology, and public safety. These academic programs are designed to meet the needs of working adults, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 43 graduate and undergraduate degree programs with 135 specializations. More than 38,000 learners were enrolled as of June 30, 2011. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

*	Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Capella University, Capella Tower, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1.888.CAPELLA (227.3552), www.capella.edu.

###

CAPELLA EDUCATION COMPANY

Consolidated Balance Sheets

(In thousands, except par value)

	As of June 30, 2011	As of December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$72,153	$77,416
Marketable securities	100,455	115,818
Accounts receivable, net of allowance of $2,697 at June 30, 2011 and $3,783 at December 31, 2010	12,247	13,680
Prepaid expenses and other current assets	9,647	8,290
Deferred income taxes	2,621	2,444

Total current assets	197,123	217,648
Property and equipment, net	46,694	44,910

Total assets	$243,817	$262,558

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,492	$4,599
Accrued liabilities	27,626	29,962
Income taxes payable	102	344
Deferred revenue	5,022	5,885

Total current liabilities	37,242	40,790
Deferred rent	4,342	3,466
Other liabilities	525	855
Deferred income taxes	11,862	7,838

Total liabilities	53,971	52,949

Redeemable noncontrolling interest	778	1,023

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 100,000, issued and outstanding shares — 15,338 at June 30, 2011 and 16,306 at December 31, 2010	153	163
Additional paid-in capital	65,592	115,075
Accumulated other comprehensive income	609	758
Retained earnings	122,714	92,590

Total shareholders’ equity	189,068	208,586

Total liabilities and shareholders’ equity	$243,817	$262,558

CAPELLA EDUCATION COMPANY

Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)
Revenues	$106,400	$105,157	$217,754	$206,390
Costs and expenses:
Instructional costs and services	42,506	41,286	85,005	79,161
Marketing and promotional	30,818	28,586	66,139	58,555
General and administrative	9,173	12,803	18,378	22,977
Reduction of workforce	0	0	1,862	0

Total costs and expenses	82,497	82,675	171,384	160,693

Operating income	23,903	22,482	46,370	45,697
Other income, net	472	528	997	1,026

Income before income taxes	24,375	23,010	47,367	46,723
Income tax expense	8,996	8,436	17,488	16,987

Net income	15,379	14,574	29,879	29,736
Net loss attributable to noncontrolling interest	136	0	245	0

Net income attributable to Capella Education Company	$15,515	$14,574	$30,124	$29,736

Net income attributable to Capella Education Company per common share:
Basic	$1.00	$0.87	$1.90	$1.77

Diluted	$0.99	$0.86	$1.89	$1.75

Weighted average number of common shares outstanding:
Basic	15,589	16,771	15,884	16,776

Diluted	15,666	17,010	15,976	17,029

CAPELLA EDUCATION COMPANY

Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2011	2010
	(Unaudited)
Operating activities
Net income	$29,879	$29,736
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	3,605	3,577
Depreciation and amortization	11,050	8,647
Amortization of investment discount/premium	1,163	916
Gain on disposal of property and equipment	(33)	0
Stock-based compensation	1,910	1,366
Excess tax benefits from stock-based compensation	(88)	(2,872)
Deferred income taxes	3,938	111
Changes in operating assets and liabilities:
Accounts receivable	(2,172)	(3,839)
Prepaid expenses and other current assets	(1,357)	(427)
Accounts payable and accrued liabilities	(2,425)	6,020
Income tax payable	(472)	0
Deferred rent	876	107
Deferred revenue	(863)	152

Net cash provided by operating activities	45,011	43,494
Investing activities
Capital expenditures	(12,962)	(14,039)
Purchases of marketable securities	(3,500)	(26,262)
Maturities of marketable securities	17,460	0

Net cash provided by (used in) investing activities	998	(40,301)
Financing activities
Excess tax benefits from stock-based compensation	88	2,872
Net proceeds from exercise of stock options	1,457	4,018
Repurchase of common stock	(52,817)	(14,989)

Net cash used in financing activities	(51,272)	(8,099)

Net decrease in cash and cash equivalents	(5,263)	(4,906)
Cash and cash equivalents at beginning of period	77,416	102,405

Cash and cash equivalents at end of period	$72,153	$97,499

Supplemental disclosures of cash flow information
Income taxes paid	$14,045	$16,618

Noncash transactions:
Purchase of equipment included in accounts payable and accrued liabilities	$949	$1,908

CAPELLA EDUCATION COMPANY

Other Information

	June 30,
	2011	2010	% Change
Enrollment by Degree (a):
PhD/Doctoral	11,894	11,908	(0.1)%
Master’s	17,780	18,286	(2.8)%
Bachelor’s	8,132	8,269	(1.7)%
Other	266	206	29.1%

Total	38,072	38,669	(1.5)%

(a)	Enrollment as of June 30, 2011 and 2010 is the enrollment as of the last day of classes for the quarter ended June 30, 2011 and 2010, respectively.